As filed with the Securities and Exchange Commission on April 17, 2013

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEDIFAST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of

Incorporation or Organization)

13-3714405

(I.R.S. Employer

Identification No.)

11445 Cronhill Drive

Owings Mills, Maryland 21117

(Address of Principal Executive Offices) (Zip Code)

2012 Share Incentive Plan

(Full Title of the Plan)

Jason L. Groves, Esq.

Executive Vice President and General Counsel

Medifast, Inc.

11445 Cronhill Drive

Owings Mills, Maryland 21117

(Name and Address of Agent For Service)

(410) 581-8042

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Walter J. Mostek, Jr., Esq.

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, Pennsylvania 19103

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	1,000,000 shares of Common Stock	$22.96	$22,960,000	$3,131.74

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of computing the registration fee based upon $22.96, the average of the high and low prices per share of Common Stock reported on the New York Stock Exchange on April 15, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Medifast, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the Commission on March 15, 2013;

(b)	the Company’s Current Report on Form 8-K as filed with the Commission on January 7, 2013;

(c)	the Company’s Current Report on Form 8-K as filed with the Commission on January 17, 2013;

(d)	the Company’s Current Report on Form 8-K as filed with the Commission on March 7, 2013;

(e)	the Company’s Current Report on Form 8-K as filed with the Commission on March 20, 2013;

(f)	all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2012; and

(g)	the description of the Company’s common stock contained in the Registration Statement on Form S-3 filed on August 26, 2003 by the Company under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such reports or other documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein by reference modified or superseded such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 145(a) and (b) of the Delaware General Corporation Law, as amended (the “DGCL”), permits and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its directors and officers for any expenses, judgments, fines, and settlement amounts paid or incurred in the defense of any third-party or derivative action provided those individuals have met their applicable standard of care. Section 145(c) of the DGCL and the Bylaws require the Company to indemnify its directors and officers for their expenses incurred in the successful defense of any third-party or derivative action.

Section 141(e) of the DGCL provides that, in performing their duties, directors may rely in good faith on certain information, opinions, reports and statements provided by officers or employees of the corporation, committees of the board of directors or certain professionals or experts who have been selected with reasonable care. Officers shall not be liable if they perform their duties in accordance with the applicable standard of care. Section 102(b)(7) of the DGCL allows for a corporation’s by-laws to provide that a director shall not be personally liable for any action taken unless the director has breached the applicable standard of care, authorized any unlawful payment of a dividend or unlawful purchase or redemption of stock, acted in bad faith, engaged in intentional misconduct or derived improper personal benefit.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following is a list of exhibits required by Item 601 of Regulation S-K to be filed as part of this Registration Statement:

4.1	2012 Share Incentive Plan is incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 30, 2012.

5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of McGladrey LLP.
23.3	Consent of Drinker Biddle & Reath LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland, on April 17, 2013.

MEDIFAST, INC.

By:	/s/ Michael C. MacDonald
Name:	Michael C. MacDonald
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael C. MacDonald and Timothy G. Robinson and each of them singly as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, as fully to all intents and purpose as he or she might or could do in person, and hereby ratifying and confirming all that each of such attorney-in-fact and agent or any of them or his or her substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael C. MacDonald	Chief Executive Officer and	April 17, 2013
Michael C. MacDonald	Chairman of the Board
(Principal Executive Officer)

/s/ Timothy G. Robinson	Chief Financial Officer and	April 17, 2013
Timothy G. Robinson	Chief Accounting Officer
(Principal Financial and Accounting Officer)

/s/ Harvey C. Barnum	Director	April 17, 2013
Harvey C. Barnum

/s/ Barry B. Bondroff, CPA	Director	April 17, 2013
Barry B. Bondroff, CPA

/s/ Charles P. Connolly	Director	April 17, 2013
Charles P. Connolly

/s/ Jason L. Groves	Director	April 17, 2013
Jason L. Groves

/s/ George J. Lavin, Esq.	Director	April 17, 2013
George J. Lavin, Esq.

/s/ Sr. Cathy T. Maguire RSM	Director	April 17, 2013
Sr. Cathy T. Maguire RSM

/s/ John P. McDaniel	Director	April 17, 2013
John P. McDaniel

/s/ Jerry D. Reece	Director	April 17, 2013
Jerry D. Reece

/s/ Jeannette M. Mills	Director	April 17, 2013
Jeannette M. Mills

/s/ Rev. Donald F. Reilly, OSA	Director	April 17, 2013
Rev. Donald F. Reilly, OSA

/s/ Margaret E. Sheetz	Director	April 17, 2013
Margaret E. Sheetz

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2012 Share Incentive Plan is incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on July 30, 2012.
5.1	Opinion of Drinker Biddle & Reath LLP.
23.1	Consent of McGladrey LLP.
23.3	Consent of Drinker Biddle & Reath LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).